EXHIBIT 99.1

UFP Technologies Announces Q2 Results

NEWBURYPORT, Mass., Aug. 04, 2020 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $2.3 million or $0.31 per diluted common share outstanding for its second quarter ended June 30, 2020, compared to net income of $4.6 million or $0.62 per diluted common share outstanding for the same period in 2019.  Sales for the second quarter were $42.6 million compared to second quarter sales of $51.4 million in 2019.  Net income for the six-month period ended June 30, 2020 was $6.2 million or $0.82 per diluted common share outstanding compared to $8.3 million or $1.11 per diluted common share outstanding for the same period in 2019.  Sales for the six-month period ended June 30, 2020 were $90.9 million compared to sales of $98.7 million for the same period in 2019.

"I am pleased with our Q2 results given the challenging market conditions caused by COVID-19," said R. Jeffrey Bailly, Chairman and CEO.  "All of our factories are up and running, and safety protocols are working well.  Our product development business, which is a key driver of future manufacturing revenue, is up 35% year to date."

"Revenue for the quarter was down $8.8 million or 17% versus the prior year, while net income declined $2.3 million or 50%," Bailly said.  "Each of our markets has been adversely impacted by the pandemic. Automotive, down 70%, was the hardest hit, while Medical had the smallest decline at 4.2%.  Demand remains strong for personal protective equipment such as face shields, and for infection prevention products and patient surfaces. However, orders related to elective procedures have declined. Although it is difficult to predict the impact of COVID-19 on our future revenue, we anticipate continued near-term softness in elective procedures offsetting the modest gains forecasted in non-medical markets. We have responded with cost-cutting measures, including strategic reductions of our indirect and direct labor staffing.”

"I remain very optimistic about the future of UFP Technologies," Bailly said. "The strong increase in our development business bodes well for revenue growth in 2021 and beyond.  And Q2, despite the reduced operating results, still generated approximately $5 million in cash, bringing our cash balance to over $12 million.  This, combined with our substantial borrowing capacity, enables us to continue to invest in both internal and external growth opportunities as well as efficiency improvements to enhance our competitive position."

Financial Highlights for Q2 and YTD 2020:

  Sales for the second quarter declined 17.0% to $42.6 million, from $51.4 million in the same period of 2019.  Year-to-date sales through June declined 7.9% to $90.9 million, from $98.7 million in the same period of 2019.
  Second quarter sales to the medical market declined 4.2%.  Sales to the aerospace & defense and automotive markets declined 26.3% and 70.7%, respectively. All other sales (consumer, electronics, and industrial) declined 30.0%.
  Year-to-date sales to the medical market grew 5.4%.  Sales to the aerospace & defense and automotive markets declined 24.9% and 43.4%, respectively. All other sales (consumer, electronics, and industrial) declined 25.1%.
  Gross profit as a percentage of sales (“gross margin”) declined to 23.3% for the second quarter, from 28.0% in the same quarter of 2019.  Gross margin for the six-month period ended June 30, 2020 declined to 25.0% from 27.2% in the same period of 2019.
  Selling, general and administrative expenses (“SG&A”) for the second quarter declined 14.5% to $6.7 million in 2020 compared to $7.8 million in the same quarter of 2019.   For the six-month period ended June 30, 2020, SG&A declined 4.2% to $14.4 million from $15.0 million in the same period of 2019.
  For the second quarter, operating income declined to $3.0 million, from $6.6 million in the same quarter of 2019.  For the six-month period ended June 30, 2020, operating income declined to $8.1 million, from $11.8 million in the same period of 2019.
  Net income declined to $2.3 million in the second quarter of 2020, from $4.6 million in the same period of 2019.  For the six-month period ended June 30, 2020 net income declined to $6.2 million, from $8.3 million in the same period of 2019.

UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market.  Utilizing highly specialized foams, films and plastics, UFP converts raw materials through laminating, molding, radio frequency welding and fabricating techniques. The Company is diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics and industrial markets.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements regarding the anticipated effects on the Company of the COVID-19 pandemic, including with respect to the different markets in which the Company participates, demand for the Company’s products, the Company’s product development efforts, the well-being and availability of the Company’s employees, the continuing operation of the Company’s locations, the effects of cost-cutting measures, including direct and indirect labor costs, and the effectiveness of the Company’s safety protocols; statements about the Company’s acquisition strategies and opportunities; statements regarding anticipated trends in the different markets in which the Company competes and expectations regarding customer demand; statements regarding the potential for our product development business (for which we recognize revenue as engineering services in our financial statements) to drive future manufacturing revenue; expectations regarding the manufacturing capacity and efficiencies of the Company; expectations regarding the Company’s liquidity, statements about the Company’s participation and growth in multiple markets and its business opportunities; statements about the Company’s growth potential and strategies for growth; anticipated revenues and the timing of such revenues, and any statements implying that the Company may be able to sustain or increase its sales, earnings and earnings per share or sales, earnings and earnings per share growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, or otherwise, including without limitation, the severity and duration of the COVID-19 pandemic and its impact on the markets in which the Company participates, including its impact on the Company’s customers, suppliers and employees, as well as the U.S. and worldwide economies; the timing, scope and effect of further governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic; risks relating to decreased, including substantially decreased, demand for our products; risks relating to the potential closure of any of our facilities or the unavailability of key personnel or other employees; risks relating to the success of our safety protocols; risks relating to operating with a decreased labor force; risks relating to the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates; risks that revenue from our product development business may not result in future manufacturing revenue; risks and uncertainties associated with maintaining and increasing sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income (in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Net sales	$42,644	$51,399	$90,921	$98,726
Cost of sales	32,695	37,028	68,148	71,859
Gross profit	9,949	14,371	22,773	26,867
Selling, general and administrative expenses	6,665	7,799	14,417	15,043
Loss on disposal of fixed assets	290	-	286	-
Operating income	2,994	6,572	8,070	11,824
Interest expense, net	33	194	49	425
Other expense	35	198	362	437
Income before income tax expense	2,926	6,180	7,659	10,962
Income tax expense	608	1,582	1,450	2,630
Net income	$2,318	$4,598	$6,209	$8,332

Net income per share outstanding	$0.31	$0.62	$0.83	$1.12
Net income per diluted share outstanding	$0.31	$0.62	$0.82	$1.11

Weighted average shares outstanding	7,487	7,423	7,472	7,413
Weighted average diluted shares outstanding	7,532	7,467	7,545	7,473

Consolidated Condensed Balance Sheets (in thousands) (Unaudited)

	June 30,	December 31,
	2020	2019

Assets:
Cash and cash equivalents	$12,266	$3,743
Receivables, net	27,271	28,648
Inventories	20,959	18,276
Other current assets	3,419	2,583
Net property, plant, and equipment	55,158	56,739
Goodwill	51,838	51,838
Intangible assets, net	20,347	20,975
Other assets	5,961	5,956
Total assets	$197,219	$188,758
Liabilities and equity:
Accounts payable	5,415	4,577
Other current liabilities	11,150	12,207
Other liabilities	11,442	9,983
Total liabilities	28,007	26,767
Total equity	169,212	161,991
Total liabilities and stockholders' equity	$197,219	$188,758

Contact:
Ron Lataille
978-234-0926
rlataille@ufpt.com